ePHONE TELECOM, INC.

                                      PROXY

This Proxy is solicited by the Board of Directors of ePHONE for the Annual Meeting of Stockholders to be held on September 12, 2002

The undersigned hereby (i) acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated August XX, 2002, relating to the Annual Meeting of Stockholders of ePHONE TELECOM, INC. (the "Company") to be held September 12, 2002 and (ii) appoints Carmine Taglialatela, Jr. and Charlie Rodriguez as proxies, with full power of substitution, and authorizes them, or either of them, to vote all shares of Common Stock of ePHONE standing in the name of the undersigned at said meeting or any postponement, continuation and adjournment thereof, with all powers that the undersigned would possess if personally present, upon the matters specified below and upon such other matters as may be properly brought before the meeting, conferring discretionary authority upon such proxies as to such other matters. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this Proxy will be voted for the nominees listed in Proposal 1 and for Proposal 2, 3 and 4.

Stockholders who attend the meeting may vote in person even though they have previously mailed this proxy card.

The Board of Directors recommends a vote for the nominees listed in Proposal 1 and for Proposal 2, 3 and 4.

                           (Continued on reverse side)


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                          (Continued from reverse side)

1. To elect the following seven directors to hold office until the 2003 Annual Meeting of Stockholders.

                                            Robert G. Clarke
                                            Lawrence M. Codacovi
                                            Sheldon B. Kamins
                                            Charlie Rodriguez
                                            Eugene A. Sekulow
                                            Robert W. Stuart
                                            Carmine Taglialatela, Jr.

         |_| FOR all nominees listed above (except as marked |_| WITHHOLD AUTHORITY to vote for nominees listed to the contrary below). To withhold authority to vote for any nominee, write such nominee's name below



2. To approve an Amendment to ePHONE's Articles of Incorporation to authorize 10,000,000 shares of Preferred Stock.

         |_| FOR           |_| AGAINST                        |_| ABSTAIN

3.       To approve ePHONE's 2002 Long-Term Incentive Plan.

         |_|  FOR          |_| AGAINST                        |_| ABSTAIN

4. To ratify the Board of Directors' selection of Grant Thornton LLP as ePHONE's independent public accountants for the fiscal year ended December 31, 2002.

         |_| FOR           |_| AGAINST                        |_| ABSTAIN

Please check this box if you plan to attend the meeting. |_|

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




         Signature(s)




         Print Name/ Company
         Signatures
         Date:
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Please mark,  date, sign and mail this proxy card in the envelope  provided.  No postage is required for domestic mailing